Exhibit 99.2

ZORAN CORPORATION PROVIDES UPDATED OUTLOOK
TO INCLUDE OAK TECHNOLOGY ACQUISITION

Santa Clara, Calif. - August 11, 2003 - Zoran Corporation (ZRAN), a leading provider of digital solutions-on-a-chip for the DVD and digital camera markets, today announced updated guidance to include its acquisition of Oak Technology, Inc., which was completed on August 11, 2003.

Future Outlook
Zoran’s outlook for its legacy business remains unchanged from the outlook published in its second quarter earnings release on July 24, 2003. The following information includes Zoran’s previous outlook with the addition of expected results from its acquisition of Oak Technology.
The following statements are based on current expectations. These statements are forward looking and actual results may differ materially.
The Company is currently expecting third quarter 2003 revenues from its current operations to increase 56 to 63 percent from second quarter 2003 levels as Oak will add between $12.7 million to $14.0 million in revenues in the quarter. Pro forma earnings per share are expected to be diluted by $0.10 to $0.12 from the $0.31 to $0.33 the Company guided on July 24, 2003 to $0.19 to $0.23. For the third quarter, pro forma earnings per share will exclude acquisition related costs including a one-time charge for in-process research and development and the amortization of purchased intangibles as well as a probable one-time restructuring charge. For the fourth quarter of 2003, the Company expects Oak will add $23.5 million to $24.7 million in revenue to the top line. Pro forma earnings per share for the fourth quarter are expected to be diluted by $0.08 to $0.10 from the $0.26 to $0.30 the Company had previously guided to $0.16 to $0.22. Pro forma earnings per share for the fourth quarter will exclude non-cash amortization of acquisition-related costs such as deferred compensation and acquired technology.
The Company continues to believe that transaction will be accretive to cash earnings in the first half of 2004.

Conference Call
A conference call has been scheduled for today at 5 p.m. ET to discuss completion of the merger including an updated financial outlook. To listen to the call, please call 617-786-4511 approximately five minutes prior to the start of the call. For those who are not available to listen to the live conference call, a replay will be available via telephone from approximately 6 p.m. on August 11 until Midnight ET on August 18. The access number for the replay is 617-801-6888, confirmation number 31961737.
Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of Zoran’s website at www.zoran.com. Please access the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

About Zoran Corporation
Zoran Corporation, based in Santa Clara, California, is a leading provider of digital solutions-on-

a-chip for applications in the growing consumer electronics markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio, video, and imaging applications. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD products and digital cameras have received recognition for excellence and are now in millions of homes worldwide. With headquarters in the U.S. and operations in Canada, China, Hong Kong, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-919-4111.

Forward Looking Statements
This press release includes a number of forward-looking statements that reflect the Company’s current view with respect to future events and financial performance. These forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements including risks associated with: the potential synergies from the acquisition of Oak Technology and the integration of Oak’s products and personnel into the Company’s operations; rapidly evolving markets for the Company’s products and uncertainty regarding the development of these markets; new product development, the ongoing introduction of new and enhanced products by the Company and its competitors and the transition from older products; intensive competition in markets in which the Company competes; the Company’s reliance on independent foundries and contractors for its wafer supplies and product assembly and testing and its ability to ramp up manufacturing capacity to meet changing customer requirements; the effects of changes in revenue and product mix on the Company’s gross margins; the Company’s historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key Company personnel; the reliance on international sales and operations, particularly the Company’s operations in Israel; and the effects of general business and changing economic conditions on the markets that the Company serves. In particular, there cannot be any assurance that our financial guidance will be achieved and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. Further information regarding these and other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

Zoran is a trademark of Zoran Corporation.
All other trademarks are the property of their respective owners.